UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  October 15, 2013

YaSheng Group

(Name of small business issuer as specified in its charter)

California	000-31899	33-0788293
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

805 Veterans Blvd., #228 Redwood City, CA		94063
(Address of principal executive offices)		(Zip code)

(650) 363-8345

 (Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

It is with pleasure that YaSheng Group announces the election of its new Chairman Dong Ye. Mr. Dong Ye is 55 years old and graduated from the Institute of Hexi College in Gansu Province in 1982 with a bachelor’s degree in economics. Mr. Dong Ye’s first employment was with the Gansu AluminuYe Group.  From May 1983 to July 2000, Mr. Dong Ye successively served as Principal of the Children Secondary School of the Gansu Aluminum Group Company, Secretary of Youth League Committee of the Group Company, Propaganda Minister, Office Director and Deputy General Manager of Gansu Wan Xuan Aluminum LLC. From August 2000 to August 2002, Mr. Dong Ye further studied in the Graduate School of BNU (Beijing Normal University) majoring in "Management Philosophy".  From September 2002 to July 2003, he took a temporary post in the Shenzhen KaiShi Group, serving as standing Vice General Manager.  From April 2008 to March 2011, Mr. Dong Ye served as General Manager of Lanzhou (Gansu Province) New West Wei Niwei Plant.  From April 2011 to April 2013, he served as Party Secretary of the Company. From June 2012 to April 2013, he was Deputy General Manager of the Company and since April 2013 he has been holding the post of Chairman of YaSheng Group.  Mr. Dong Ye succeeds Mr. Zhou Chang Sheng, who died in April of this year.  Mr. Zhou's visionary leadership of the Company in his thirty year career with us resulted in our growing to become one of the largest and most technologically innovative agricultural companies in China, producing premium specialty agriculture products. Mr. Zhou was also the catalyst for our expansion into businesses that complement our core businesses. Our board of directors is proud to announce Mr. Dong Ye as his successor and looks forward to his continuing our growth and expansion into new ventures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YASHENG GROUP

Dated: October 15, 2013	By:	/s/ Mei Ping Wu
Name: Mei Ping Wu
Title: President